Exhibit 107.1

Calculation of Filling Fee Tables

Form F-10

(Form Type)

Emera Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 20549	457(f)	$500,000,000	$500,000,000(1)	0.0001531	$76,550.00(2)
	Other	Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	Other(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—
Total Offering Amount					$500,000,000	—	—
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$76,550.00
(1)	Represents the principal amount of the series of notes to be offered in the exchange offer to which the registration statement relates.

(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1944, as amended.

(3)	No separate consideration will be received for the Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the guarantees.